Exhibit 4.2

FIRST AMENDMENT TO RIGHTS AGREEMENT

AMENDMENT (the “Amendment”), dated as of December 17, 2024, to the Rights Agreement, dated as of October 1, 2024 (the “Rights Agreement”), by and between Talos Energy Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., as Rights Agent (the “Rights Agent”).

RECITALS

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may, and the Rights Agent shall if the Company so directs, from time to time, supplement and amend the Rights Agreement.

WHEREAS, the Board of Directors of the Company has determined that an amendment to the Rights Agreement as set forth herein is necessary and desirable.

Accordingly, the parties hereto agree as follows:

1. Amendment of Expiration Date. Section 7(a) of the Rights Agreement is hereby amended by replacing the words “October 1, 2025” with the words “December 17, 2024”.

2. Amendment of Exhibits. All references to “October 1, 2025” in the exhibits to the Rights Agreement are replaced with the words “December 17, 2024”.

In addition, the references to “October 1, 2025” on the Form of Right Certificate attached as Exhibit B to the Rights Agreement are amended to read as “December 17, 2024”.

3. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. Officer’s Certificate. The undersigned officer of the Company, being duly authorized on behalf of the Company, hereby certifies in his or her capacity as an officer on behalf of the Company to the Rights Agent that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement. The Rights Agent hereby accepts the certification contained in this paragraph in fulfillment of the obligation of the Company to deliver a certificate from an appropriate officer of the Company stating that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

5. Governing Law. This Amendment shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6. Severability. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7. Effect of Amendment. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

8. Counterparts; Electronic Signature. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signature to this Amendment executed and/or transmitted electronically shall have the same authority, effect, and enforceability as an original signature.

[Signature Page Follows on the Next Page]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

TALOS ENERGY INC.

By:	/s/ Joseph A. Mills
	Name:	Joseph A. Mills
	Title:	Interim President and
Chief Executive Officer

COMPUTERSHARE TRUST COMPANY, N.A.

By:	/s/ Patrick Hayes
	Name:	Patrick Hayes
	Title:	Manager, Client Management